LIMITED POWER OF ATTORNEY

      KNOW ALL BY THESE PRESENTS, that I, David T. Mitchell, Director of GigOptix, Inc. (the "Company"), appoint Jeffrey C. Selman and Kelly G. Howard, of the law firm of Crowell & Moring, LLP, as my true and lawful attorneys-in-fact to act in my name, place and stead in any way that I myself could do, if I were personally present for the purpose of preparing, filing and amending securities law forms for me as an individual, including, but not limited to, filing Form ID to obtain Securities and Exchange Commission filer codes and filing Section 16 reports (Form 3, Form 4, and/or Form 5) for transactions in the Company's securities.

 I further grant to my attorneys-in-fact full authority to act in any manner both proper and necessary to the exercise of the foregoing powers, including the full power of substitution and revocation, and ratify every act that he or she may lawfully perform in exercising those powers.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with the Securities Exchange Act of 1934 (as amended).

 This Limited Power of Attorney will become effective as of the date set forth below and shall remain in effect until the undersigned is no longer required to file Forms ID, 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the Company and the foregoing attorneys-in-fact.

 This Limited Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding its conflicts of laws principles.

 IN WITNESS THEREOF, the foregoing LIMITED POWER OF ATTORNEY was made and executed as of June 21, 2012.

      /s/ David T. Mitchell
      _______________________________________
      David T. Mitchell
      Director